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FORM 5
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/ / Check box if no                         U.S. SECURITIES AND EXCHANGE COMMISSION                       --------------------------
    longer subject to                               WASHINGTON, D.C. 20549                                       OMB APPROVAL
    Section 16. Form                                                                                      --------------------------
    4 or Form 5                       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB NUMBER:      3235-0362
    obligations may                                                                                       Expires: December 31, 2001
    continue. See                      Filed pursuant to Section 16(a) of the Securities                  Estimated average burden
    Instruction 1(b)                                   Exchange Act of 1934,                              hours per response......01
/ / Form 3 Holdings                            Section 17(a) of the Public Utility
    Reported                           Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                                        the Investment Company Act
    Transactions                                             of 1940
    Reported


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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    GOLDMAN,       STEVEN                         F5 NETWORKS, INC. (ffiv)                      Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    501 ELLIOTT AVENUE WEST                       Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)      SEPTEMBER 30, 2000    ----        title ---       below)
                 (Street)                                                 -------------------               below)
    SEATTLE,          WA           98199                                  5. If Amendment,          SENIOR VICE PRESIDENT
-------------------------------------------                                  Date of Original       OF SALES AND SERVICES
  (City)           (State)           (Zip)                                   (Month/Year)           -------------------------------
                                                                          NOVEMBER 21, 2000  7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                      05/31/00              59,250     A          $0.05         105,970          D
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM                                  (Over)
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                           SEC 2270 (3-99)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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NON-QUALIFIED STOCK         $34.00       09/29/00     A        17,500         11/01/00 10/01/10   COMMON  17,500        $34.00
OPTION (RIGHT TO BUY)                                                                             STOCK
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NON-QUALIFIED STOCK                      05/31/00     M        14,250                             COMMON  14,250         %0.05
OPTION (RIGHT TO BUY)                                                                             STOCK
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NON-QUALIFIED STOCK                      05/31/00     M        45,000                             COMMON  45,000         $0.05
OPTION (RIGHT TO BUY)                                                                             STOCK
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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   17,500                  D

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                           D

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   59,250                  D

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.         /s/ STEVE GOLDMAN          12-6-00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 2270 (3-99)
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